Exhibit 10.6

FIREFLY AEROSPACE INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

POLICY STATEMENT

The purpose of this Outside Director Compensation Policy (the “Policy”) of Firefly Aerospace Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, effective as of September 24, 2025 (as applicable, the “Effective Date”), all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

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Annual Retainer for Board Membership: $100,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board”), to be paid in advance in four equal quarterly installments, to be paid promptly after the beginning of each calendar quarter. No additional compensation for attending individual Board meetings.
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Additional Annual Retainers for Non-Executive Board Chair, Committee Chair, and Committee Membership: The additional retainers shall be paid in full and in advance following their respective appointments after each Annual Meeting of Stockholders (the “Annual Meeting”).

Non-Executive Chair of the Board	$50,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,500
Nominating and Corporate Governance Committee Chairperson	$15,000
Nominating and Corporate Governance Committee Member	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of that committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

Equity Retainers

Outside Directors will be eligible to receive all types of equity awards (except incentive stock options) under the Company’s 2025 Omnibus Incentive Plan (the “2025 Plan”) (or the applicable equity plan in place at the time of grant), including discretionary equity awards not covered under this Policy. All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

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Initial Grant. Upon initial election to the Board, each new Outside Director will receive an initial, one-time grant of restricted stock units (the “Initial Grant”) with a Value of $150,000, that vests in full on the one-year anniversary of the date of grant; provided, however, that all vesting ceases if the Outside Director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting. The Initial Award will be made on the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (such grant date, the “Initial Award Grant Date”). If an individual that was a member of the Board and also an employee, becomes an Outside Director due to termination of employment that will not entitle the Outside Director to an Initial Award. This Initial Grant applies to Outside Directors who are first elected to the Board effective as of or subsequent to the Effective Date.
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Annual Grant. On the date of the Annual Meeting, each Outside Director who will continue as a member of the Board following such Annual Meeting will receive a grant of restricted stock units on the date of such Annual Meeting (the “Annual Grant”)

with a Value of $150,000, that vests in full on the one-year anniversary of the date of grant; provided, however, that all vesting ceases if the Outside Director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation or acceleration of vesting. If a new Outside Director joins our Board on a date other than the date of the Annual Meeting, then such Outside Director will be granted a pro-rata portion of the Annual Grant at the next Annual Meeting based the product of (A) $150,000, and (B) a fraction, with a numerator equal to the number of calendar days between (and including) the date the individual first becomes an Outside Director and the date of the next Annual Meeting, and a denominator equal to the number of calendar days between (and including) the date of the prior Annual Meeting and the date of the next Annual Meeting.

For purposes of this Policy, “Value” means with respect to any award of restricted stock and restricted stock units the product of (A) the volume-weighted average closing market price on NASDAQ (or such other market on which the Company’s Common Stock is then principally listed) of the Company’s Common Stock over the trailing 20-trading day period ending on the last day immediately prior to the grant date and (B) the aggregate number of shares pursuant to such award.

Immediately prior to a Change in Control, each Outside Director will fully vest in any outstanding Company equity awards that were granted for service as an Outside Director, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any committee thereof.

MAXIMUM ANNUAL COMPENSATION

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed:

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$1,500,000 in the first calendar year an individual becomes an Outside Director; and
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$750,000 in any other year, or, solely in the case of a lead director or non-executive chair of the Board, $1,000,000.

(or in each case, such other limits as may be set forth in Section 4.4 of the 2025 Plan or any similar provision of a successor plan).

For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions. Any cash compensation paid or equity compensation award granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as an Outside Director), will not count for purposes of the limitation.

ADDITIONAL PROVISIONS

All provisions of the 2025 Plan not inconsistent with this Policy will apply to awards granted to Outside Directors.

SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the compensation committee’s ability to exercise the powers granted to it under the 2025 Plan with respect to awards granted under the 2025 Plan pursuant to this Policy prior to the date of such termination.